EXHIBIT 99

Sunair Announces Completion of Preliminary Hearing; Annual Meeting Scheduled for February 4, 2005

Monday, January 31, 2005

FORT LAUDERDALE, FLA — On November 17, 2004, Sunair Electronics, Inc. (Amex: SNR — News; “Sunair”) announced that it had entered into an agreement with Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”) pursuant to which Coconut Palm would purchase $15 million in common stock and warrants of Sunair and be given an option to purchase an additional $10 million of common stock and warrants at closing. Proceeds from the purchase transaction will be used by the Company to form a Termite and Pest Control Services Division and expand into other service businesses. The transaction is subject to the approval of Sunair’s shareholders. Sunair has scheduled its annual meeting of shareholders on February 4, 2005 to vote to approve the $15 million-$25 million investment and entry into the pest control and related services business. Upon the closing of the purchase transaction, it had been contemplated that Sunair would retain John Hayes, Donald Karnes and David Slott, who previously served as executives with TruGreen, the lawn care services division of The ServiceMaster Company.

On December 10, 2004, following this announcement, The ServiceMaster Company filed a suit against John Hayes, Donald Karnes, and David Slott. A full evidentiary hearing on ServiceMaster’s motion to seek temporary injunctive relief against the named individuals was held on January 24-28, 2005. The request of The ServiceMaster Company was for a temporary injunction against the defendants, Hayes, Karnes and Slott to enjoin each and all of them from (a) becoming employed by or rendering any services to Sunair; (b) from revealing any confidential information of The ServiceMaster Company to Sunair or any third party; (c) from recruiting any of The ServiceMaster Company employees from their business, pending a hearing on the merits of the case.

The primary issue in this dispute was the interpretation and enforceability of a covenant not to compete and protection of some alleged confidential information which Servicemaster fears will be exposed to or used by a prospective competitor, Sunair, in the termite and pest control business.

The Court found that there was no evidence presented at the hearing which established that any of Hayes, Slott and Karnes have in fact disclosed any trade secrets or confidential information of ServiceMaster or TruGreen or violated the terms and provisions of the covenant not to compete. The motions for a temporary injunction as requested by The ServiceMaster Company against executive John J. Hayes were denied. It is contemplated that John J. Hayes will become the Chief Executive Officer of Sunair. However, the motion for a temporary injunction as requested by the Plaintiff against executives Donald K. Karnes and David M. Slott, who would have become divisional heads of a pest control division, was granted, pending a trial on the merits of the case. Although, Messrs. Karnes and Slott will not initially be involved in the business of the Termite and Pest Control Services Division, Sunair and Coconut Palm have nonetheless reaffirmed their interest to consummate the investment transaction as promptly after the annual meeting as practicable.

Michael Herman, Chairman of Sunair, stated, “We are pleased to move forward toward our annual shareholder meeting, and we look forward to working with our operating and investment partners.”